EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-186402) pertaining to the 2012 Equity Incentive Plan of Facebook, Inc.,

(2)	Registration Statement (Form S-8 No. 333-181566) pertaining to the 2005 Officers’ Stock Plan, 2005 Stock Plan, and 2012 Equity Incentive Plan of Facebook, Inc.,

(3)	Registration Statement (Form S-8 No. 333-199172) pertaining to the Non-Plan Restricted Stock Unit Awards of Facebook, Inc.; and

(4)	Registration Statement (Form S-3 ASR No. 333-199678) of Facebook, Inc.

San Francisco, California
January 29, 2015